                                                                     EXHIBIT 1.5


                               CUSTODY AGREEMENT


         CUSTODY AGREEMENT, effective as of the ___ day of March, 1998, by and among each of the shareholders (the "Shareholders or "Shareholder") of Factual Data Corp., a Colorado corporation, (the "Company"), Schneider Securities, Inc. (the "Representative") and American Securities Transfer & Trust Incorporated (the "Custodian").

         WHEREAS, the Shareholders are the record and beneficial owners of Common Stock of the Company, as more fully reflected on Exhibit A hereto, all of which are "restricted securities" as defined under the Securities Act of 1933, as amended (the "1933 Act");

         WHEREAS, the Company and the Representative of the several underwriters (the "Underwriters") intend to enter into an Underwriting Agreement (the "Underwriting Agreement"; certain terms used herein which are not defined herein and which are defined in the Underwriting Agreement are used herein as therein defined) pursuant to which the Company will sell in a public offering pursuant to the registration provisions of the 1933 Act, shares of Common Stock (the "Common Stock") and Warrants (the "Warrants");

         WHEREAS, as a condition to closing the proposed initial public offering of the Company (the "Offering"), the Representative has required the Shareholders to deposit an aggregate of 500,000 shares of Common Stock, on a pro rata basis, owned by such Shareholders in the Company in custody with the Custody Agreement (the "Custodial Shares"); and

         WHEREAS, the Shareholders wish to deposit their pro rata share of the Custodial Shares in custody in order to fulfill the requirements of the Underwriting Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, terms and conditions hereinafter set forth, the parties hereto hereby agree as follows:

         Section 1.       Designation and Deposit of Custodial Shares.

                 a. The Custodial Shares of the Company to be deposited in custody pursuant to this Agreement consist of 500,000 shares of Common Stock of the Company and are owned of record as of March ___, 1998 by the Shareholders identified on Exhibit A attached hereto.

                 b. On or before the date on which the Securities and Exchange Commission declares the Company's Registration Statement on Form SB-2 (Reg. No. 333-_____) effective under the 1933 Act (the "Effective Date"), the Shareholders shall deliver to the Custodian any and all certificates representing the Custodial Shares and a stock power endorsed in blank. Promptly after the effective date of the Offering, the Custodian shall deliver a receipt therefor and a new certificate representing the Shareholder's shares of Common Stock not subject to this Custody Agreement.

         Section 2. Title of Account. All certificates representing the Custodial Shares delivered to the Custodian pursuant to this Agreement shall be deposited on the Effective Date by the Custodian in an account designated substantially as follows: "Factual Data Corp. Stock Certificate Custody Account" (the "Custody Account").
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         Section 3.       Transfer of Custodial Shares During Custody Period.

                 a. During the Custody Period (hereinafter defined) none of the Custodial Shares deposited in the Custody Account shall be sold, pledged, hypothecated or otherwise transferred or delivered out of the Custody Account except as follows:

                          i. Transfers by operation of law occasioned by the death or incapacity of the Shareholder shall be recorded upon presentation to the Company by the personal representative or guardian of a deceased or incapacitated Shareholder of appropriate documents regarding the necessity for transfer and of which transfer the Company has notified the Custodian and the Representative; or

                          ii. Transfers of ownership of certificates representing the Custodial Shares, certificates for which have been deposited to the Custody Account, shall remain subject to the restrictions imposed hereby, including those persons, if any, who become holders, by any means provided herein, of the Custody Shares during the Custody Period.

         Section 4.       Duration of Custody Period.

                 a. The Custody Period shall commence on the Effective Date and shall terminate on the earlier of the date on which all 500,000 shares have been returned to the Shareholders pursuant to Sections 6(a), 6(b) or 6(c) below or March ___, 2005.

                 b. This Agreement shall be of no force or effect in the event the Underwriting Agreement is not executed on the Effective Date in accordance with its terms.

         Section 5. Receipt of Distributions and Dividends. During the term of the Custody Period, if the Company issues any distributions, dividends, rights or other property with respect to the Common Stock, then, in such event, the Company shall be authorized to send evidence of such distributions, dividends, rights or other property directly to the Custodian, which is hereby authorized to hold and retain possession of all such evidences of distributions, dividends, rights or other property until termination of the Custody Period in accordance with Section 6 below. In the event the Custodial Shares are distributed to the Shareholders pursuant to Sections 6(a), 6(b) or 6(c) below, then the Custodian will distribute evidences of such distributions, dividends, rights, or other property in the form the Custodian received such distributions, dividends, rights or other property from the Company. In the event the Custody Period terminates pursuant to Section 6(d) below, the Custodian is hereby authorized, empowered and instructed to deliver all such evidences of distributions, dividends, rights or other property to the Company, which is hereby authorized to cancel the same on the books of the Company at the time of receipt thereof from the Custodian. If the Company recapitalizes, splits or combines its shares, such shares shall be substituted, on a pro rata basis for the Custodial Shares.





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
         Section 6.       Release and Delivery of Custodial Shares.

                 a. In the event the Custodian receives written advice from the Representative and the Company confirming the Company had pre-tax net income (excluding extraordinary items) of $3 million or more in the four complete calendar quarters immediately subsequent to the Effective Date, the Custodian shall return to each Shareholder a certificate for his or her pro rata share of the Custodial Shares. The Custodian shall return each certificate only to the person named as the holder of record in Exhibit A hereto, as modified by any transfers made pursuant to Section 3 above.

                 b. In the event the Custodian receives written advice from the Representative and the Company confirming the Company had pre-tax net income (excluding ordinary items) of $8 million or more in the four complete calendar quarters commencing one year after the Effective Date, the Custodian shall return to each Shareholder a certificate for his or her pro rata share of the Custodial Shares.
         The Custodian shall return each certificate only to the person named as the holder of record in Exhibit A hereto, as modified by any transfers made pursuant to Section 3 above.

                 c. In the event the Custodian receives written advice from the Representative and the Company confirming that the Company has been merged or consolidated with another company which is the survivor to the transaction, or that the Company has sold all or substantially all of its assets and the relevant transaction was approved by the holders of a majority of the Company's outstanding voting securities exclusive of any such securities held by any party to this Agreement, the Custodian shall immediately prior to the closing of any such transaction return to each Shareholder a certificate for his or her pro rata share of the Custodial Shares. The Custodian shall return each certificate only to the person named as the holder of record in Exhibit A hereto, as modified by any transfers made pursuant to Section 3 above.

                 d. In the event none of the criteria for release specified in subparagraphs (a), (b) or (c) above is not reached by the Company, the Custodial Shares shall remain in the Custody Account until March ___, 2005. Upon termination of the Custody Period pursuant to the provisions of this Section 6(d), the Custodian shall, as promptly as possible, return to each Shareholder a certificate for his or her pro rata share of the Custodial Shares remaining in the Custody Account by means of registered mail, return receipt requested. The Custodian shall return each certificate only to the person named as the holder of record in Exhibit A hereto, as modified by any transfers made pursuant to Section 3 above.

                 e. At such time as the Custodian shall have returned all certificates as provided in this Section, the Custodian shall be discharged completely and released from any and all further liabilities and responsibilities under this Agreement.

                 f. The determination of net income achieved by the Company in the periods described above shall be solely the responsibility of the Company and the Representative, and the Custodian shall have no liability or responsibility therefor. The Company and the Representative agree that the determination of net income shall not include the





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
         effect of any extraordinary items and shall be based on fully diluted net income in accordance with Financial Accounting Standard Board Opinion No. 128. Further, the Company and the Representative agree that any expense or charge to earnings incurred by the Company as a result of the release of the Custodial Shares to the Shareholders will be excluded from the calculation of whether the Company achieved or exceeded the net income targets. The determination of net income will be made in accordance with generally accepted accounting principles and will be based upon the audited financial statements of the Company.

         Section 7. Voting Rights. During the custody Period, the Shareholder, or any transferee receiving all or a portion of the Custody Shares pursuant to Section 3 herein, shall have the right to vote the Custodial Shares in the Custodial Account at any and all shareholder meetings without restriction.

         Section 8. Limitation of Liability of Custodian. In acting pursuant to this Agreement, the Custodian shall be protected fully in every reasonable exercise of its discretion and shall have no obligation hereunder to either the Shareholder or to any other party except as expressly set forth herein. In performing any of its duties hereunder, the Custodian shall not incur any liability to any person for any damages, losses or expenses, except for willful default or negligence and it shall, accordingly, not incur any such liability with respect to (1) any action taken or omitted in good faith upon advice of its counsel, counsel for the Company or counsel for the Representative given with respect to any question relating to the duties and responsibilities of the Custodian under this Agreement, and (2) any action taken or omitted in reliance upon any instrument, including written notices provided for herein, not only to its due execution and validity and effectiveness of its provisions, but also to the truth and accuracy of any information contained therein, which the Custodian shall in good faith believe to be genuine, to have been signed and presented by a proper person or persons and to be in compliance with the provisions of this Agreement.

         Section 9. Indemnification. The Company, the Representative and the Shareholders shall indemnify and hold harmless the Custodian against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and counsel fees and disbursements, which may be imposed upon the Custodian or incurred by the Custodian in connection with its acceptance of appointment as Custodian or the performance of its duties hereunder, including any litigation arising from this Agreement or involving the subject matter hereof.

         Section 10. Payment of Fees. The Company shall be responsible for all reasonable fees and expenses of the Custodian incurred by it in the course of performing hereunder.

         Section 11. Change of Custodian. In the event the Custodian notifies the Company and the Representative that its acceptance of the duties of Custodian has been terminated by the Custodian, or in the event the Custodian files for protection under the United States Bankruptcy Code or is liquidated or ceases operations for any reason, the Company and the Representative shall have the right to jointly designate a replacement Custodian who shall succeed to the rights and duties of the Custodian hereunder. Any such replacement Custodian shall be a trust or stock transfer company experienced in stock transfer, escrow and related





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
matters and shall have a minimum net worth of $1 million. Upon appointment of such successor Custodian, the Custodian shall be discharged from all duties and responsibilities hereunder.

         Section 12. Power of Attorney. The undersigned Shareholders recognize that the Company may change the terms and provisions of the offering prior to effectiveness, which may necessitate any amendment hereto. Each undersigned Shareholder, by execution hereof, hereby appoints Jerald H. Donnan his attorney-in-fact to execute any amendment to this Agreement that Mr. Donnan deems necessary or appropriate to effect such change, provided however, that such attorney-in-fact shall not agree to an escrow of more shares than those to which the undersigned has herein agreed.

         Section 13. Notices. All notices, demands or requests required or authorized hereunder shall be deemed given sufficiently if in writing and sent by registered mail or certified mail, return receipt requested and postage prepaid, or by telex, telegram or cable to, in the case of the Shareholder, the address as set forth in the records of the Custodian:

         In the case of the Representative to:

                 Schneider Securities, Inc.
                 The Chancery
                 1120 Lincoln Street, Suite 900
                 Denver, Colorado  80203
                 Attention:  Thomas J. O'Rourke, President

         With a copy to (which shall not constitute notice):

                 Robert W. Walter, Esq.
                 Berliner Zisser Walter & Gallegos PC
                 One Norwest Center, Suite 4700
                 1700 Lincoln Street
                 Denver, Colorado  80203-4547

         In the case of the Custodian to:

                 American Securities Transfer & Trust Incorporated 1825 Lawrence Street, Suite 444
                 Denver, Colorado  80202-1817

         In the case of the Company to:

                 Jerald H. Donnan, President
                 Factual Data Corp.
                 3665 JFK Parkway
                 Building 1, Suite 200
                 Fort Collins, Colorado  80525





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
         With a copy to (which shall not constitute notice):

                 Samuel E. Wing, Esq.
                 Jones & Keller, P.C.
                 1625 Broadway, Suite 1600
                 Denver, Colorado  80202

         Section 14. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement. Facsimile signatures shall be accepted by the parties hereto as original signatures for all purposes.

         Section 15. Governing Law. The validity, interpretation and construction of this Agreement and of each part hereof shall be governed by the laws of the State of Colorado.

         IN WITNESS WHEREOF, the Shareholders, the Company, the Representative and the Custodian have executed this Custody Agreement to be effective as of the day and year first above written.

                                         AMERICAN SECURITIES TRANSFER &
                                           TRUST, INC.


                                         By:
                                            ---------------------------------
                                         Title:
                                               ------------------------------

                                         FACTUAL DATA CORP.


                                         By:
                                            ---------------------------------
                                         Title:
                                               ------------------------------

                                         SCHNEIDER SECURITIES, INC.


                                         By:
                                            ---------------------------------
                                         Title:
                                               ------------------------------




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
                                         THE SHAREHOLDERS:


                                         By:
                                            ---------------------------------
                                            Jerald H. Donnan


                                         By:
                                            ---------------------------------
                                            Marcia R. Donnan


                                         By:
                                            ---------------------------------
                                            Russell E. Donnan


                                         By:
                                            ---------------------------------
                                            James N. Donnan





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
                                   EXHIBIT A
                              TO CUSTODY AGREEMENT


-----------------------------------------------------------------------------------------------------------------
                                                                       Shares                       Total
      Name                            Total Shares                   Not Subject                  Number of
of Shareholder                           Owned                       to Custody                 Custody Shares
-----------------------------------------------------------------------------------------------------------------
Jerald H. Donnan                        630,000                       455,000                      175,000
Marcia R. Donnan                        630,000                       455,000                      175,000
Russell E. Donnan                       270,000                       195,000                       75,000
James N. Donnan                         270,000                       195,000                       75,000
-----------------------------------------------------------------------------------------------------------------
TOTAL                                 1,800,000                     1,300,000                      500,000
-----------------------------------------------------------------------------------------------------------------